DENTSPLY INTERNATIONAL INC.

DIRECTORS' DEFERRED COMPENSATION PLAN

EFFECTIVE JANUARY 1, 1997

1.	PURPOSE

The purpose of the DENTSPLY International Inc. (the "Dentsply") Directors' Deferred Compensation Plan is to provide its Directors with the opportunity to defer receipt of their compensation to a future date. Dentsply has adopted this program in recognition of the valuable services of these Directors and the desire to provide them with additional flexibility in their personal financial Planning.

2.	ELIGIBILITY

Any Director of the Board of Dentsply who receives compensation for his/her services on the Board is eligible to participate in Dentsply's Directors' Deferred Compensation Plan (the "Plan").

3.	ELECTION TO PARTICIPATE

(a)       Any eligible Director may elect prior to the beginning of each calendar year but no later than December 31st, to participate in the Deferred Compensation Plan and defer receipt of either all or part of the annual retainer, committee and meeting fees that he or she may receive that year to a distribution date defined in Section 5. A new Director may make an election with respect to future fees including fees earned in the first year of eligibility, within 30 days after becoming eligible.

(b)       The election will be made on a written form called "A Notice of Election" signed by the Director and delivered to the Secretary of Dentsply. This election will continue in effect for future years unless the Director submits a written request changing his/her election, in a form to be furnished by Dentsply.

A revised deferral election cannot change the form of a previous stock election, and will be effective as of January 1st of the year specified, provided the form has been received by Dentsply by December 31st of the previous calendar year.

(c)       Nothing within this Section prevents a Director from filing a revised election for a calendar year and thereafter filing another election to participate in the Plan for any subsequent calendar year.

4.	DEFERRAL ACCOUNTS

A deferred compensation account will be established for each participating Director ("Participant"). Credits will be made to a Participant's account on the same dates compensation would have been paid to him/her currently. At the election of a Participant, the deferred compensation will either (i) earn interest, compounded quarterly, until distribution is made in full; or, (ii) be converted into stock units and receive credit for dividends which will be converted to stock units on dividend payment dates. An election for stock units will be tracked based on the number of shares of Company stock allocated to the Director's account and cannot be changed to an interest account. The interest rate for purposes of this Plan will be a rolling average of the rates reported in Federal Reserve Statistical Release H-15 under the caption "Treasury Constant Maturities, 10-year" under the column captioned "Week Ending" for the most recent 120 months. At the option of the Participant, deferred accounts in the Dentsply Directors' Deferred Compensation Plan which terminates December 31, 1996 will be converted into either cash with interest accounts or stock unit accounts.

5.	DISTRIBUTION OF DEFERRED

Amounts deferred and accumulated interest or stock units credited to a Participant's account will be paid out according to either of two schedules: a lump sum or in annual installments not to exceed 10 years. The payout of stock units will be in the form of shares of stock based on the number of shares in the Participant's account. The Participant will indicate his/her choice of payment schedule on the election form. Payment(s) will commence on January 1st of the following year in which the Participant ceases to be a Director of Dentsply, or the first day of any subsequent calendar year, specified by the Participant in his/her election form.

6.	DESIGNATION OF BENEFICIARY

Each Participant will designate one or more beneficiaries to receive all amounts due upon his/her death. In the absence of any designated beneficiary, all compensation and interest accrued to the date of death will be paid to the Participant's estate.

7.	CHANGE IN DISTRIBUTION SCHEDULE

(a)       In the event of death, or permanent disability of a Participant before full payment has been made, the Committee (defined below) in its sole discretion shall be permitted to pay the balance of any deferred amount in one lump sum to the Participant and his/her designated beneficiary regardless of any distribution schedule the Participant has requested.

(b)       The Participant will be considered disabled for purposes of this Plan if the Administrative Committee determines, based on medical evidence, that the Participant is totally disabled, mentally or physically, and will remain so for the rest of his/her life and is therefore unable to continue his/her services to Dentsply.

8.	ADMINISTRATION OF THE PLAN

The Plan will be administered by the Board Governance Committee of the Board of Directors. ("Committee will consist of not less than three members selected by the Board). The administrative Committee will have the right to interpret the provisions of the Plan. However, no Director may participate in any decision which would specifically affect his/her own Account. All final decisions regarding payments or amendments to the Plan will be subject to the approval of the Board of Directors of Dentsply.

9.	RIGHTS OF A PARTICIPANT

Income deferred under this Plan will not be segregated from the general funds of Dentsply and no Participant will have any claim on any specific Dentsply assets. To the extent that any Participant acquires a right to receive benefits under this Plan, his/her right will be no greater than the right of any unsecured general creditor of Dentsply and is not assignable or transferable except to his/her beneficiary or estate as defined in Section 6.

FIRST AMENDMENT TO THE

DENTSPLY INTERNATIONAL INC.

DIRECTORS' DEFERRED COMPENSATION PLAN

          WHEREAS, DENTSPLY International Inc ("Dentsply") maintains the Dentsply International Inc. Directors' Deferred Compensation Plan (the "Plan"); and

          WHEREAS, Dentsply desires to amend the Plan, effective January 1, 2009, to make certain changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

          NOW, THEREFORE, the Plan is hereby amended, effective for all participants in the Plan on January 1, 2009, as follows:

1. Section 7 is hereby deleted from the Plan in its entirety and the following is substituted in lieu thereof:

"7.	Change in Distribution Schedule

(a) In the event of a Participant's Disability, as defined in subsection (b) below, or death before full payment has been made, the balance of any deferred amount shall be paid in one lump sum to the Participant or the Participant's designated beneficiary within 60 days following the Participant's Disability or death, regardless of any distribution schedule the Participant has requested.

(b) 'Disability' shall mean that a Participant either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving (and has received for at least three months) income replacement benefits under any Denstply-sponsored disability benefit plan. A Participant who has been determined to be eligible for Social Security disability benefits shall be presumed to have a Disability as defined herein."

2. Section 10 is hereby added to the Plan at the end thereof as follows:

                "10.Section 409ANotwithstanding anything in the Plan to the contrary, all provisions of the Plan shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or regulations thereunder. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under the Plan shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts."

          IN WITNESS WHEREOF, Dentsply has caused its authorized officer to execute this amendment this 5th day of December 2008.

DENTSPLY INTERNATIONAL INC.

By: /s/ Brian Addison

3